As Filed with the Securities and Exchange Commission on December 3, 2007
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
DESWELL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)
17B, Edificio Comercial Rodrigues
599 Avenida da Praia Grande
Macao
(Address of Principal Executive Offices)
2003 Stock Option Plan
(Amendment of August 17, 2007)
(Full title of the plan)
Franki Tse
Chief Executive Officer
Deswell Industries, Inc.
17B, Edificio Comercial Rodrigues
599 Avenida da Praia Grande
Macao
(853) 322096
Fax: (853) 3232654
(Name, address and telephone number, including area code of agent for service)
CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per share(1)	price(1)	registration fee
Common Stock	400,000 shares(2)	$6.26	$2,504,000	$76.87

(1) Calculated in accordance with Rule 457(h) based on the average of the high and low prices per share of registrant as reported on the Nasdaq Global Market on November 27, 2007.
(2) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and sold as a result of the operation of the anti-dilution provisions of the options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing information specified in this Part I are being separately provided to the Registrant’s employees, officers, directors and consultants as specified by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.
     (a) Registrant’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on August 1, 2007;
     (b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above; and
     (c) Registrant’s Form 8-A/A (Amendment No. 1) filed with the Securities and Exchange Commission on August 14, 2002.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Pursuant to its Articles of Association and subject to British Virgin Islands law, the Company may indemnify a director or officer out of the assets of the Company against all losses or liabilities which the director or officer may have incurred in or about the execution of the duties of his office or otherwise in relation thereto. No director or officer is liable for any loss, damage or misfortune which may have been incurred by the Company in the execution of the duties of his office, or in relation thereto provided the director or officer acted honestly and in good faith with a view to the best interests of the Company and except for his own willful misconduct or negligence.
Item 7. Exemption From Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit No.
4.1	2003 Stock Option Plan of Deswell Industries, Inc., as adopted August 20, 2003 and Amended August 1, 2005 and August 17, 2007 (incorporated by reference to Exhibit A to the Company’s Proxy Statement filed with the Securities and Exchange Commission on Form 6-K on September 11, 2007).

4.2	Form of Stock Option Agreement for 2003 Stock Option Plan of Deswell Industries, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 4, 2003).

5.1	Opinion of Harney Westwood & Riegels.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

99.1	Power of Attorney (included following signature page)
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Macao Special Administrative Region, on this 3rd day of December 2007.

DESWELL INDUSTRIES, INC.
By:	/s/ Franki S. F. Tse
Franki S. F. Tse
Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frankie Tse and Eliza Y. P. Pang, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position with the Company	Date

/s/ Richard Lau Lau Pui Hon (Richard Lau)	Chairman of the Board of Directors (Principal Executive Officer)	December 3, 2007
/s/ Franki S. F. Tse Franki S. F. Tse	Chief Executive Officer (Principal Executive Officer)	December 3, 2007
/s/ Li Chin Pang (C. P. Li) Li Chin Pang (C. P. Li)	Executive Director and General Manager of Manufacturing and Administration for Plastic Operations, Secretary and Member of the Board of Directors	December 3, 2007
/s/ Leung Chi Wai (C. W. Leung) Leung Chi Wai (C. W. Leung)	Executive Director of Engineering for Plastic Operations and Member of the Board of Directors	December 3, 2007
/s/ Hung-Hum Leung Hung-Hum Leung	Member of the Board of Directors	December 3, 2007
/s/ Allen Yau-Nam Cham Allen Yau-Nam Cham	Member of the Board of Directors	December 3, 2007
/s/ Wing-Ki Hui Wing-Ki Hui	Member of the Board of Directors	December 3, 2007
/s/Eliza Y.P. Pang Eliza Y.P. Pang	Chief Financial Officer (Principal Financial and Accounting Officer)	December 3, 2007